Exhibit 3.1
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BROADCOM CORPORATION,
a California Corporation
The undersigned Scott A. McGregor and David A. Dull hereby certify that:
ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.
TWO: The Amended and Restated Articles of Incorporation of said corporation shall be further amended and restated to read in full as follows:
ARTICLE I
The name of this corporation is Broadcom Corporation.
ARTICLE II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III
A. Classes of Stock
     This corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The Class A Common Stock and Class B Common Stock are hereinafter referred to collectively as “Common Stock.” The total number of shares of stock that the corporation is authorized to issue is Two Billion Nine Hundred Six Million Four Hundred Thirty-Two Thousand One Hundred Sixty-One (2,906,432,161) shares. Two Billion Five Hundred Million (2,500,000,000) shares shall be Class A Common Stock, par value $.0001 per share, Four Hundred Million (400,000,000) shares shall be Class B Common Stock, par value $.0001 per share, and Six Million Four Hundred Thirty-Two Thousand One Hundred Sixty-One (6,432,161) shares shall be Preferred Stock, par value $.0001 per share.
B. Common Stock
     The Board of Directors of the corporation may authorize the issuance of shares of Class A Common Stock and shares of Class B Common Stock from time to time. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the corporation may be reissued except as otherwise provided by law.
     1. Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor, provided that the holders of shares of Class A Common Stock and shares of Class B Common

Stock shall be entitled to share equally, on a per share basis, in such dividends, subject to the limitations described below. If dividends or other distributions are declared that are payable in shares of Class A Common Stock or shares of Class B Common Stock, including distributions pursuant to stock subdivisions or combinations of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, unless the Board of Directors of the corporation determines in its discretion that it is more desirable to distribute shares of Class A Common Stock with respect to Class B Common Stock, in which case shares of Class A Common Stock shall be distributed with respect to Class B Common Stock, provided that the number of shares of Class A Common Stock that shall be distributed with respect to Class B Common Stock shall be equal to the number of shares of Class B Common Stock that otherwise would have been distributed. If the corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series of Common Stock shall be proportionately subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, which have been subdivided or combined. Subject to the prior rights of holders of all classes of stock at that time outstanding having prior rights as to liquidation, upon a liquidation, dissolution or winding up of the corporation, the assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Class A common stock and Class B common stock in proportion to the amount of such stock owned by each such holder.
     2. Voting Rights. The holders of shares of Class A Common Stock and of Class B Common Stock shall have the following voting rights:
     a. Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the corporation.
     b. Each share of Class B Common Stock shall entitle the holder thereof to ten (10) votes on all matters submitted to a vote of the shareholders of the corporation.
     c. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation, except (i) as otherwise required by applicable law; and (ii) in the case of a proposed issuance of shares of Class B Common Stock, which issuance shall require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock voting separately as a class; provided, however, that such approval shall not be required if the proposed issuance of Class B Common Stock has been approved by at least two-thirds (2/3) of the members of the Board of Directors then in office.
     3. Transfer of Class B Common Stock to Permitted Transferee.
     a. Except as provided in Section 3(b) or Section 4 of this Article III.B, no person holding shares of Class B Common Stock or any beneficial interest therein (a “Class B Holder”) may voluntarily or involuntarily transfer (including without limitation the power to vote such shares of Class B Common Stock by proxy or otherwise except for proxies given to any Permitted Transferee of the Class B Holder), sell, assign, devise or bequeath any of such Class B Holder’s interest in his Class B Common Stock, and the corporation and the transfer agent for the Class B Common Stock, if any (the “Transfer Agent”), shall not register the transfer of such shares of Class B Common Stock, whether by sale, grant of proxy, assignment, gift, devise, bequest, appointment or otherwise, except to a “Permitted Transferee” of such Class B Holder, which term shall include the corporation and shall have the following additional meanings in the following cases:

     (i) In the case of a Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means: (a) the spouse of such Class B Holder (the “Spouse”); (b) a lineal descendant, or the spouse of such lineal descendant (collectively, “Descendants”), of such Class B Holder or of the Spouse; (c) the trustee of a trust (including a voting trust) for the benefit of such Class B Holder, the Spouse, other Descendants, or an organization contributions to which are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”), and for the benefit of no other person; provided that such trust may grant a general or special power of appointment to the Spouse or to the Descendants and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of such Class B Holder payable by reason of the death of such Class B Holder or the death of the Spouse or a Descendant, and that such trust (subject to the grant of a power of appointment as provided above) must prohibit transfer of shares of Class B Common Stock or a beneficial interest therein to persons other than Permitted Transferees as defined in subparagraph (ii) of this Section 3(a) (a “Trust”); (d) a Charitable Organization established by such Class B Holder or a Descendant; (e) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which such Class B Holder is a participant or beneficiary, provided that such Class B Holder is vested with the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by such Individual Retirement Account (an “IRA”); (f) a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that such Class B Holder is vested with the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust, (a “Plan”); (g) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, such Class B Holder, his or her Spouse, his or her Descendants, any Permitted Transferee of the Class B Holder and/or any other Class B Holder or its Permitted Transferee determined pursuant to this subparagraph (i) of this Section 3(a), provided that if any share (or any interest in any share) of capital stock of such a corporation (or of any survivor of a merger or consolidation of such corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone’s part to be converted into shares of Class A Common Stock and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock in the manner set forth in Section 4(b) of this Article IIIB; (h) another Class B Holder or such Class B Holder’s Permitted Transferee determined pursuant to this subparagraph (i) of this Section 3(a); and (i) in the event of the death of such Class B Holder, such Class B Holder’s estate.
     (ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee of an IRA, a Plan or a Trust other than a Trust described in subparagraph (iii) of this Section 3(a), “Permitted Transferee” means: (a) any participant in or beneficiary of such IRA, such Plan or such Trust, or the person who transferred such shares of Class B Common Stock to such IRA, such Plan or such Trust, and (b) a Permitted Transferee of any such person or persons determined pursuant to subparagraph (i) of this Section 3(a).
     (iii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a Trust which was irrevocable on the Record Date (as defined below), “Permitted Transferee” means any person as of the Record Date to whom or for whose benefit principal may be distributed either during or at the end of the term of such Trust whether by power of appointment or otherwise. For purposes of these Articles of Incorporation, there shall be one “Record Date,” which date shall be the date that is the record date for determining the persons to whom the Class B Common Stock is first distributed by the corporation.
     (iv) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Section 3(a), as the case may be.
     (v) In the case of a Class B Holder that is a partnership holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means any partner of such partnership, provided that such partner was a partner in the partnership at the time it first became a Class B Holder, or any Permitted Transferee of such partner determined pursuant to subparagraph (i) of this Section 3(a).
     (vi) In the case of a Class B Holder that is a corporation, other than a Charitable Organization described in clause (d) of subparagraph (i) of this Section 3(a), holding record and beneficial ownership of the shares of Class B Common Stock in question (a “Corporate Holder”), “Permitted Transferee” means (a) any shareholder of such Corporate Holder, provided that such shareholder was a shareholder of the Corporate Holder at the time it first became a Class B Holder, or any Permitted Transferee of any such shareholder determined pursuant to subparagraph (i) of this Section 3(a); and (b) the survivor (the “Survivor”) of a merger or consolidation of such Corporate Holder, so long as such Survivor is controlled, directly or indirectly, by those shareholders of the Corporate Holder who were shareholders of the Corporate Holder at the time the Corporate Holder first became a Class B Holder or any Permitted Transferees of such shareholders determined pursuant to subparagraph (i) of this Section 3(a).
     (vii) In the case of a Class B Holder that is the estate of a deceased Class B Holder, or that is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to subparagraphs (i), (v) or (vi) of this Section 3(a), as the case may be.
     (viii) In the case of any Class B Holder who desires to make a bona fide gift, “Permitted Transferee” means any other Class B Holder or its Permitted Transferee determined pursuant to subparagraph (i) of this Section 3(a).
     (ix) In the case of any Class B Holder, “Permitted Transferee” means any person or entity that will hold record (but not beneficial) ownership of the shares of Class B Stock in question as nominee for the Class B Holder or its Permitted Transferee determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Section 3(a), as the case may be.
     b. Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, registered in the name of or voted by the pledgee and shall remain subject to this Section 3. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.

     c. For purposes of this Section 3:
     (i) The relationship of any person that is derived by or through legal adoption shall be considered a natural relationship.
     (ii) Each joint owner of shares (if a Permitted Transferee) or owner of a community property interest in shares (if a Permitted Transferee) of Class B Common Stock shall be considered a “Class B Holder” of such shares.
     (iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a Class B Holder of such shares.
     (iv) Unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, trusts and all other entities.
     (v) The conversion of Class B Common Stock into securities of another corporation in connection with a merger effected for the purpose of reincorporating the corporation in another state shall not constitute a transfer of such Class B Common Stock.
     d. Except as otherwise provided in Section 4(b), any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect, and the purported transferee shall have no rights as a shareholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The corporation may require that each certificate representing shares of Class B Common Stock shall be endorsed with a legend that states that shares of Class B Common Stock are not transferable other than to certain transferees and are subject to certain restrictions as set forth in the Articles of Incorporation filed by the corporation with the Secretary of State of the State of California.
     4. Transfer of Class B Common Stock to Person Other than Permitted Transferee; Conversion and Exchange of Class B Common Stock.
     a. Each share of Class B Common Stock, at the option of its holder, may at any time be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the corporation at any time during normal business hours at the principal executive offices of the corporation or at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 4(e).
     b. If the beneficial ownership (as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of any share or any interest in any share of Class B Common Stock changes, voluntarily or involuntarily, such that each new beneficial owner of such share is not a “Permitted Transferee” (as defined in Section 3(a) of this Article IIIB) of the beneficial owner of such share of Class B Common Stock immediately prior to such change in beneficial ownership, then each such share shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock. The Secretary of the corporation shall determine whether a change in beneficial ownership requires conversion under this paragraph. Upon making such determination, the Secretary of the corporation shall promptly request of the holder of record of each such share that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share to the corporation for documentation of such conversion, together with instruments of transfer, in form satisfactory to the corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Section 4(e) of this Article IIIB.
     c. As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in paragraphs a or b, as applicable, of this Section 4 and the payment in cash of any amount required by the provisions of Section 4(e) of this Article IIIB, the corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion under Section 4(a) of this Article IIIB, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock. In the case of a conversion under Section 4(b), such conversion shall be deemed to have been made on the date that the beneficial ownership of such share has changed as set forth in Section 4(b). Upon the date any conversion under Section 4(a) is made, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that any such surrender and payment on any date when the stock transfer books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which stock transfer books are open. Upon the date any conversion under Section 4(b) is made, all rights of the holder of such share as such holder shall cease, and the new beneficial owner or owners of such shares shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
     d. The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. The corporation covenants that if any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the corporation will cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange or automated quotation system upon which the outstanding Class A Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class B Common Stock will, upon issue, be fully paid and nonassessable.
     e. The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.
     5. Redemption. The Common Stock is not redeemable.
     6. Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock pursuant to agreements with certain of the holders thereof, Sections 502 and 503 of the California Corporations Code shall not apply in whole or in part with respect to such repurchases.
     C. Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that may be granted to the Preferred Stock or any series thereof in Certificates of Determination or the corporation’s Articles of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolutions originally fixing the number of shares of such series.
ARTICLE IV
     A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.
     THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.
     FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the General Corporation Law of California; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 465,813,596 shares of Class A common stock and 77,029,173 shares of Class B common stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) more than 50% of the total combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, and (ii) more than 50% of the outstanding shares of the Class A common stock, voting separately as a single class.

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.
     IN WITNESS WHEREOF, the undersigned has executed this certificate on June 7, 2006.

/s/ Scott A. McGregor
Scott A. McGregor
President

/s/ David A. Dull
David A. Dull
Secretary